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                               THE RENT AGREEMENT

No. 5/8                                                           July 05, 1999


         The closed joint-stock company "MSU Science Park", hereinafter referred to as "Lessor", presented by the executive general director Movsesyan O.V., operating on the basis of the Charter, on the one hand, and ZAO "TriD Stor Vostok", hereinafter referred to as "Tenant", presented by the General Director I.E. Diskin, operating on the basis of the Charter, on the other hand, have concluded the present Agreement as follows:

         1. Subject of the Agreement.

            1.1 The Lessor transmits, and the Tenant hires (without the right of repayment) the following uninhabited locations hereinafter referred to as "Locations"), on the territory of the MSU Science Park:

            Building No. 5 Locations No. 513A, 514, 522 total square of 59,4 sq.m.

            1.2 The Tenant uses Locations for its activities according to the presented concept and (or) affirmed project. The Tenant can change the sphere of activities, agreed at the conclusion of the present Agreement, under written consent of the Lessor.

            1.3 The rent period is from July 01, 1999 until December 30, 1999.

         2. Obligations of the Parties.

            2.1 The Lessor will:

            2.1.1 After signing of the present Agreement, allow the Tenant to use Locations indicated in item 1.1 of the Agreement, under the Acceptance Report.

            N.B.: The Lessor can leave the Location by parts upon their availability to maintenance under the Acceptance Report.

            2.1.2 Allow the Tenant use of all shared locations and different services for additional payment.

            2.1.3 Make overhaul of Locations occupied by the Tenant, together with overhaul of buildings and engineering networks on the territory of the Lessor.

            2.1.4 In case of crashes affecting Locations of the Tenant, which occurred without the Tenant's fault immediately take all measures on their removal.

            Engineering communications can be switched off in case of emergency (crash, breakage, etc.). In these cases, the Tenant will not ask for lowering payment under this agreement or for compensation of damages.


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            2.1.5 Respect other conditions, foreseen by the present Agreement and the Charter of MSU Science Park MTY.

         2.2 The Tenant will:

            2.2.1 Use Locations according to item 1.2 of the Agreement only for mutually agreed activities.

            2.2.2 Respect the service regulations, monitor fire safety according to the Instruction from 03.04.95 "Measures of fire safety in the MSU Science Park locations" and sanitary status of Locations before leaving them.

            2.2.3 In the periods, fixed herein, pay for the rent, services and operation costs of the Lessor connected to the Locations.

            2.2.4 Not make any re-planning and re-equipment of the leased Location without a written permission of the Lessor.

            2.2.5 Make, at his own expense, the necessary current repairing of the leased Location, as well as its thorough repairs connected to his activities; the Tenant makes the necessary repair of Location as agreed at signing the contract in size and periods defined by a padding agreement to the present Agreement.

            2.2.6 Dispose his and related organizations' logos, signboards and pointers at his own expense in places agreed with the Lessor. After termination of the rent, he will remove all signboards, made inscriptions, etc.

            2.2.7 Inform the Lessor, in writing in two weeks prior his forthcoming release, and hand over the Location to the Lessor according to the Acceptance Report in a normal state of operability, with allowance of natural wear and tear.

            Note: The Location will be released with the participation of the Lessor's representative.

            2.2.8 In case the Tenant leaves Location before the rent expires or due or termination of the Agreement, he pays the amount needed for making thorough and current repairing, imposed as his duty but not carried out.

            2.2.9 Transmit to the Lessor free after expiration or advance termination of the Agreement all modifications, alterations and improvements, made in leased Location, which make its integral part and can not be removed harmlessly.

         2.3 The Parties will respect confidentiality of all the information and trade secrets, arising as a result of conclusion and execution of the given Agreement.


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         3. Payment Terms.

            3.1 The Tenant pays to the Lessor for Location, mentioned in item
1.1 herein, the rent, including operational costs and expenditures connection to its servicing, at a rate of 230 US dollars for one square meter of leased premises annually, including VAT, in RUR at the rate of Central Bank of Russia at transfer date.

            The payment is made on a quarter basis, not later than on 15th date of the first month of each quarter.

            3.2 The value of rent can be changed under the mutual agreement due to the change of servicing the leased premises.

            The padding rent is paid upon the invoices from the Lessor.

            3.3 The final settlement of all payments is made in the end of each quarter, basing on actual expenditures of the Lessor. The difference upon recalculation is paid by the Tenant.

         4.

            4.1 In case of delay, the Lessor pays fine at the rate of 0,3% of the sum due per each day of delay.

            4.2 For non-fulfillment of any obligation upon the present Agreement, the Tenant pays a penalty of 10% from annual rent.

            4.3 Payment of sanctions upon the present Agreement does not release the Tenant from execution of his obligations or elimination of violations.

         5. Maintenance of Order and Use of Locations.

            5.1 The Lessor is not responsible for any faultiness detected after signing the Acceptance Report. The Tenant can not require their elimination or remedial.

            5.2 The Lessor is not responsible for safety of property in leased locations, as well as of property outside the locations.

            5.3 The Tenant bears responsibility for damage being a result of his activities or activities of third parties, using the Locations with his consent. The Tenant will remove or reimburse this damage.

            5.4 The Tenant immediately informs the Lessor of any faultiness in the Locations. The Tenant is responsible for any damage not in his guilt, but about which he has not informed the Lessor in time.

            5.5 The Tenant can make redecoration, including walls decoration, coloration and coating the floors.


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            5.6 Maintenance of entrance halls, corridors, ladders and shared locations is the responsibility of the Lessor.

            5.7 Maintenance of adjacent territory and access roads is the responsibility of the Lessor.

            5.8 Changes, re-equipment and re-planning of Locations at the expense of the Tenant can be carried out only with a written permission of the Lessor. The permission can be given only provided that after ending of rent the Tenant puts Locations in a primal state at his own expense.

            5.9 If the changes, made by Tenant under the written coordination with the Lessor, remain after termination of the Agreement, the Tenant can not claim reimbursement of their cost.

            5.10 The Tenant will not conduct operations, which can hinder other clients of the Lessor, on working days from 9 AM till 6 PM.

            5.11 The Tenant or his representatives can enter the leased Locations on working days during working hours. The entrance in other time will be agreed with the Lessor in writing.

            5.12 Installation in Locations of heavy equipment (over 100 kilos weight) is subject to checking of its correspondence with the ultimate load on the floor and with a written permission of the Lessor.

            5.13 Stacking or installation of equipment and subject of the Tenant outside of leased Location is forbidden. If by way of exception the Lessor gives a temporary permission on such a location, the Tenant bears responsibility for any damage, connected to it.

            5.14 The vehicles of the Tenant and his employees are to be disposed on parking place of the Lessor at additional expense and in the order, fixed by the Lessor. Parking of the Tenant's vehicles or those upon his order in other places is allowed only for loading and unloading.

            5.15 The Tenant is responsible for any damages caused by his means of transport, arrived upon his order.

            5.16 In case of contamination by the Tenant's vehicles of the land lot or Locations, the Tenant will remove the contamination immediately.

            5.17 The Tenant will place his wastes in the containers, specially assigned for this purpose. If the size of scraps exceeds a size of the container, the Tenant will export scraps from the Lessor's territory by himself. Allocation of scraps near to containers or on other sites of territory is forbidden.

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            5.18 For the development of the Science Park infrastructure, duly overhaul of buildings and engineering networks, improving operation of leased Locations, the Lessor can attract padding resources of the Tenant on conditions defined by follow-up agreements.

         6. Change of the Agreement and Resolution of Disputes.

            6.1 The changes and additions to the present Agreement are real only under written consent of both Parties.

            6.2 In case some provisions of the present Agreement lose force, other provisions remain valid.

            6.3 Any dispute and inconsistencies relating the present Agreement, the Parties try to settle by means of negotiations. If the Parties can not achieve the compromise, the dispute is authorized in the order fixed by the legislation of the Russian Federation.

         7. Advance Cancellation of the Agreement.

            7.1 The present Agreement can be terminated in advance:

            7.1.1 On mutual consent of the Parties on conditions defined by the appropriate written agreement, but not contradicting to the present Agreement and to the obligations of any Party before the third persons.

            7.1.2 At advance cancellation of the Agreement under the initiative of the Tenant, he can not claim returning of the paid rent and other premiums for the unused rent period.

         7.2 The agreement is subject to advance cancellation, and Tenant to eviction:

            7.2.1 In the case of usage by the Tenant of the building or Location (as a whole or in part) not according to the lease Arrangement.

            7.2.2 If the Tenant worsens the state of a Location intentionally or on imprudence.

            7.2.3 If the Tenant has not paid the rent within two months after written warning of the Lessor.

            7.2.4 If the Tenant does not make overhaul in case it is his duty upon the Agreement.

            7.2.5 In case of state necessity for a leased Location (with return to the Tenant of the paid rent and other payments for the unused rent period).

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         8. Force Majeure.

            8.1 The Parties are released from partial or complete violation of the obligations under the present Agreement, if this violation was caused by force majeure, arising after signing of the present Agreement as a result of extreme circumstances (natural disasters, operation and acts of state bodies, etc.), which the Parties could neither foresee, nor prevent by reasonable means.

            8.2 In case of force majeure the performance of obligations under the present Agreement is removed in time proportionally to duration of force majeure and its consequences, upon agreement between the parties (coordination protocol is necessarily attached).

         9. Other Conditions

            9.1 The Tenant has no paramount right on the new period of rent.

            9.2 The present Agreement is in two copies of identical legal force, one for each party.

         10. Legal Addresses and Properties of the Parties.

            10.1 Lessor:

                       ZAO Science Park MSU
                       119899, Moscow
                       Vorobyovy gory, 1
                       building 75
                       Moscow State University
                       Science Park

                       Account No.: 40702810400040000875 in CB "Moscow Lights" BIC 044525983
                       Correspondent account 30101810700000000983,
                       INN 7729088180,
                       OKONH codes 95120, 95400,
                       OKPO code 17363304

         10.2 Tenant:

                       ZAO "TriD Store Vostok"
                       119146, Moscow, 2nd Frunzenskaya ul., 8
                       Account 40702810500008996710 in "CB Bank Austria Creditanshtalt"
                       Correspondent account 30101810400000000746
                       BIC 044525746
                       OKPO code 49930006
                       OKONH 95120

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Lessor:                                       Tenant:

Acting General Manager                        General Manager
of MSU Science Park                           of ZAO "TriD Store Vostok"

/s/ O.V. Movsesyan                            /s/ I.E. Diskin
-----------------------------                 ------------------------------
O.V. Movsesyan                                I.E. Diskin


         The translation was made by Tatiana V. Vassilieva completely and correctly on 6 pages on November 05, 1999.

General Director                                              I.E. Diskin


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